Exhibit 99.1

MINDEN BANCORP, INC.
100 MBL BANK DRIVE
MINDEN, LOUISIANA  71055
_____________________________________
318-377-0523   TELEPHONE
3118-377-0038 FAX
www.mblminden.com

PRESS RELEASE

Release Date:
May 4, 2011
For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. ANNOUNCES EARNINGS
FOR THE 1st QUARTER ENDED MARCH 31, 2011

MINDEN, LA. – May 4, 2011-Minden Bancorp, Inc. (the “Company” or “Minden Bancorp”) (OTC BB: MDNB) today reported net income for the quarter ended March 31, 2011 of $736,000 or $.30 per diluted share, as compared to net income of $511,000 or $0.21 per diluted share for the quarter ended March 31, 2010.  The $225,000 or 44.0% increase primarily reflects the effects of a $179,000 increase in net gain on sale of assets combined with a $170,000 increase in net interest income partially offset by an increase of $118,000 in the provision for income taxes reflecting the increase in income before income taxes.

The per share amounts reflected herein reflect the completion on January 4, 2011 of the conversion of MBL Bank, the wholly owned subsidiary of the Company, from the mutual holding company form of organization to the stock holding company form of organization and the concurrent public stock offering.

As a result of the conversion and offering, Minden Bancorp, a Louisiana corporation, became the holding company for MBL Bank, and Minden Mutual Holding Company and old Minden Bancorp, Inc., a federal corporation, ceased to exist.  As part of the conversion, each share of old Minden Bancorp common stock (other than shares owned by Minden Mutual Holding Company and treasury stock) was converted into the right to receive 1.7427 shares of new Minden Bancorp common stock.

A total of 1,394,316 shares of common stock were sold in the offering, resulting in net proceeds of approximately $12.9 million, while 984,889 shares of common stock of new Minden Bancorp were issued in exchange for shares of old Minden Bancorp. Total shares outstanding after the offering and the exchange were approximately 2,379,205 shares.

At March 31, 2011, Minden Bancorp had total assets of $236.2 million, a $11.6 million or 4.7% decrease from total assets of $247.8 million at December 31, 2010.  The decrease primarily reflected the $10.8 million decrease in cash and cash equivalents as proceeds from the stock offering, net of offering expenses, were transferred to the Company’s equity.  The remainder of the decrease was accounted for by a $1.5 million or 2.4% decrease in investment securities to $61.1 million offset in part by a $1.7 million or 1.4% increase in the loan portfolio to $128.9 million from December 31, 2010 to March 31, 2011 as the Company continued its efforts to expand its loan portfolio, in particular single-family, commercial real estate and commercial business loans.  The $14.0 million or 6.6% decrease in deposits to $198.1 million reflected both the transfer to the Company’s equity of deposits submitted to fund the purchase of shares in the offering as well as to the withdrawal of seasonal deposits.  MBL Bank serves as the depository for a local taxing authority.  Such funds are deposited beginning in November and begin to be withdrawn starting in the following January.

At March 31, 2011, stockholders’ equity amounted to $37.0 million or $15.54 per share compared to $24.1 million or $15.55 per share at December 31, 2010 primarily as a result of the receipt of the net proceeds received in January 2011 upon completion of the stock offering discussed above.

Net interest income for the three months ended March 31, 2011 increased $170,000 or 10.3% to $1.8 million as compared to the same period in 2010. The increase in the net interest income for the three months ended March 31, 2011 reflected the effect of the $99,000 increase in interest income primarily due to loan growth combined with a $71,000 decrease in interest expense due to the repricing downward of deposits resulting from the decline in interest rates.

The provision for loan losses amounted to $30,000 for the three months ended March 31, 2011 and March 31, 2010.  At March 31, 2011, the Company’s total nonperforming assets and troubled debt restructurings amounted to $527,000 or 0.2% of total assets as compared to $979,000 or 0.4% of total assets at March 31, 2010 and $514,000 or 0.2% at December 31, 2010.  At March 31, 2011, the ratio of the Company’s allowance for loan losses to total loans and to total nonperforming loans was 0.6% and 249.3%, respectively.

Total non-interest income increased by $207,000 or 117.6% for the quarter period ended March 31, 2011 compared to the same quarter in 2010.  The increase was largely due to a net gain on sale of assets.  The Company sold $18.4 million of investment securities during the 2011 period.  Non-interest expense increased by $34,000 or 3.3% to $1.1 million for the quarter ended March 31, 2011 as compared to the quarter ended March 31, 2010.  The  increase in the first quarter of fiscal year 2011 as compared to the same period in 2010 was due to increases in general, administrative and supervisory fees.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank.  The Bank is a 100 year old Louisiana-chartered FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana from two full-service banking offices.  The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov.  The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.
UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA
(In thousands)

	March 31,	December 31,
	2011	2010

Total assets	$236,197	$247,751
Cash and cash equivalents	37,926	48,703
Investment securities	61,079	62,575
Loans receivable - net	128,921	127,190
Deposits	198,069	212,085
Total stockholders' equity	37,008	24,110

MINDEN BANCORP, INC.
UNAUDITED SELECTED CONSOLIDATED OPERATING DATA
(In thousands except for per share data)

	Three Months
	Ended
	March 31,
	2011	2010

Interest income, including fees	$2,242	$2,143
Interest expense	417	488
Net interest income	1,825	1,655
Provision for loan losses	30	30
Net interest income after provision	1,795	1,625
Total non-interest income	383	176
Total non-interest expenses	1,061	1,027
Income before income taxes	1,117	774
Income tax expense	381	263
Net income	$736	$511

Basic earnings per share	$0.31	$0.22	*
Fully diluted earnings per share	$0.30	$0.21	*

*
Basic and diluted earnings per share for the 2010 period have been adjusted to take into account the conversion of MBL Bank from the mutual holding company structure to the stock holding company structure.